Exhibit 99.1

GMS REPORTS THIRD QUARTER FISCAL 2022 RESULTS

Net Sales of $1.15 Billion with Significant Year-Over-Year Growth in Net Income and Adjusted EBITDA

Tucker, Georgia, March 3, 2022. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal third quarter ended January 31, 2022.

Third Quarter Fiscal 2022 Highlights

(Comparisons are to the third quarter of fiscal 2021)

•	Net sales of $1,153.6 million increased 53.6%; organic net sales increased 41.5%.

•	Net income of $61.4 million, or $1.40 per diluted share, compared to net income of $16.1 million, or $0.37 per diluted share; Adjusted net income of $76.5 million, or $1.74 per diluted share, compared to $25.9 million, or $0.60 per diluted share.

•	Adjusted EBITDA of $135.1 million increased $72.5 million, or 115.8%; Adjusted EBITDA margin improved 340 basis points to 11.7% from 8.3%.

•	Net debt leverage was 2.3 times as of the end of the third quarter of fiscal 2022, down from 2.9 times a year ago.

•	Completed the acquisition of AMES Taping Tools Holding LLC (“AMES”), the nation’s foremost provider of automatic taping and finishing tools to the professional drywall finishing industry.

“Carrying our momentum into the new calendar year, we achieved record-setting results with higher levels of sales, net income and Adjusted EBITDA than we have ever recorded for our fiscal third quarter,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “Leveraging our significant scale advantages to deliver outstanding customer service in a solid residential market, coupled with an inflationary pricing environment and successful platform expansion activities, helped us more than triple our net income and double our Adjusted EBITDA as compared to the prior year quarter.”

Turner continued, “The team remains fully focused on the continued execution of our strategic priorities. Looking ahead to close out our fiscal year in April, similar market dynamics as we experienced in the third quarter along with indications of improving levels of commercial activity, serve as a positive backdrop as we are confident we will continue to deliver exceptional levels of service to provide value to customers and to drive strong results for our stakeholders.”

Third Quarter Fiscal 2022 Results

Net sales for the third quarter of fiscal 2022 of $1.15 billion increased 53.6% as compared with the prior year quarter, primarily due to inflationary pricing, healthy residential end markets, strong performance from our complementary products and the acquisitions of D.L. Building Materials, Westside Building Material and AMES Taping Tools. Organic net sales increased 41.5%.

Excluding the impact from one additional selling day in the third quarter of fiscal 2022 compared to the same period a year ago, net sales and organic net sales were up 51.1% and 39.2%, respectively. While the sales growth was, in large part, due to product inflation, the Company also achieved year-over-year volume growth in each of its four product categories.

Year-over-year sales increases by product category were as follows:

· Wallboard sales of $415.1 million increased 33.4% (up 28.1% on an organic basis).

· Ceilings sales of $139.9 million increased 34.9% (up 26.8% on an organic basis).

· Steel framing sales of $282.8 million increased 172.0% (up 151.0% on an organic basis).

· Complementary product sales of $315.8 million increased 35.9% (up 17.1% on an organic basis).

Gross profit of $367.8 million increased 51.1% compared to the third quarter of fiscal 2021 primarily due to the successful pass through of product inflation, continued strength in residential market demand and incremental gross profit from acquisitions. Gross margin of 31.9%, declined 50 basis points year-over-year primarily due to the timing and elasticity of inflationary price-cost dynamics in the market. On a product line basis, wallboard and steel margins were unfavorably impacted by these dynamics while complementary products and ceilings benefited.

Selling, general and administrative (“SG&A”) expense as a percentage of net sales improved 370 basis points to 20.9% for the quarter compared to 24.6% in the third quarter of fiscal 2021. Adjusted SG&A expense as a percentage of net sales of 20.4% improved 380 basis points from 24.2% in the prior year quarter as product inflation outpaced increases in operating costs.

Net income increased 280.6% to $61.4 million, or $1.40 per diluted share, compared to net income of $16.1 million, or $0.37 per diluted share, in the third quarter of fiscal 2021. Adjusted net income was $76.5 million, or $1.74 per diluted share, compared to $25.9 million, or $0.60 per diluted share, in the third quarter of the prior fiscal year.

Adjusted EBITDA increased $72.5 million, or 115.8%, to $135.1 million compared to the prior year quarter. Adjusted EBITDA margin of 11.7% improved 340 basis points from 8.3% for the third quarter of fiscal 2021.

Balance Sheet, Liquidity and Cash Flow

As of January 31, 2022, the Company had cash on hand of $87.0 million, total debt of $1.3 billion and $183.2 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.3 times as of the end of the quarter, down from 2.9 times at the end of the third quarter of fiscal 2021.

The Company recorded cash provided by operating activities and free cash flow of $57.2 million and $40.2 million, respectively, for the quarter ended January 31, 2022. For the quarter ended January 31, 2021, the Company recorded cash provided by operating activities and free cash flow of $44.4 million and $38.4 million, respectively.

Platform Expansion Activities

During the third quarter of fiscal 2022, GMS acquired two companies.

On December 1, 2021, GMS completed the acquisition of AMES Taping Tools Holding LLC (“AMES”). With more than 90 company-owned AMES® stores and a fleet of approximately 100,000 automatic taping and finishing (“ATF”) tools available for rent, AMES is the nation’s leading provider of ATF tools and related products to the professional drywall finishing industry. Its portfolio provides a distinctive complement to GMS’s other product offerings and includes the industry-leading finishing tool brand, TapeTech®, as well as the country’s most widely used specialty interior finishing e-commerce platform, All-Wall.com®.

Also on December 1, 2021, the Company completed the acquisition of Kimco Supply Company (“Kimco”), a highly-respected distributor of drywall and related construction products and architectural elements with two locations in the Greater Tampa and Central Florida markets. Kimco adds density for the Company in the growing Tampa-St. Petersburg-Clearwater market for both core and complementary products.

Also, during the period, the Company opened a new greenfield location in Fort Myers, FL, bringing service to this Top 100 Metropolitan Statistical Area.

In addition, since acquiring AMES in early December, that business has continued to grow and execute against its growth strategy by adding two new stores in Pflugerville, TX and Greenville, SC during the Company’s fiscal third quarter.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the third quarter of fiscal 2022 ended January 31, 2022 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, March 3, 2022. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through April 3, 2022 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13725846.

About GMS Inc.

Founded in 1971, GMS operates a network of nearly 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates more than 90 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, the demand for the Company’s products, supply chain issues and related project timing, the Company’s strategic priorities and the results thereof, service levels and the ability to drive value and results contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of March 3, 2022. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 3, 2022.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Net sales	$1,153,595	$751,191	$3,346,222	$2,366,620
Cost of sales (exclusive of depreciation and amortization shown separately below)	785,823	507,867	2,270,747	1,597,767
Gross profit	367,772	243,324	1,075,475	768,853
Operating expenses:
Selling, general and administrative	241,040	184,844	685,652	556,308
Depreciation and amortization	29,750	25,562	86,867	79,904
Total operating expenses	270,790	210,406	772,519	636,212
Operating income	96,982	32,918	302,956	132,641
Other (expense) income:
Interest expense	(15,429)	(13,454)	(43,830)	(41,060)
Gain on legal settlement	—	1,382	—	1,382
Other income, net	1,041	989	2,771	2,441
Total other expense, net	(14,388)	(11,083)	(41,059)	(37,237)
Income before taxes	82,594	21,835	261,897	95,404
Provision for income taxes	21,211	5,709	64,951	23,590
Net income	$61,383	$16,126	$196,946	$71,814
Weighted average common shares outstanding:
Basic	43,094	42,726	43,106	42,691
Diluted	43,945	43,361	43,937	43,184
Net income per common share:
Basic	$1.42	$0.38	$4.57	$1.68
Diluted	$1.40	$0.37	$4.48	$1.66

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	January 31, 2022	April 30, 2021
Assets
Current assets:
Cash and cash equivalents	$86,975	$167,012
Trade accounts and notes receivable, net of allowances of $9,683 and $6,282, respectively	700,255	558,661
Inventories, net	585,351	357,054
Prepaid expenses and other current assets	19,055	19,525
Total current assets	1,391,636	1,102,252
Property and equipment, net of accumulated depreciation of $216,541 and $193,364, respectively	342,995	311,326
Operating lease right-of-use assets	146,762	118,413
Goodwill	693,942	576,330
Intangible assets, net	480,312	350,869
Deferred income taxes	20,536	15,715
Other assets	9,997	8,993
Total assets	$3,086,180	$2,483,898
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$293,485	$322,965
Accrued compensation and employee benefits	79,031	72,906
Other accrued expenses and current liabilities	129,927	87,138
Current portion of long-term debt	44,624	46,018
Current portion of operating lease liabilities	40,413	33,474
Total current liabilities	587,480	562,501
Non-current liabilities:
Long-term debt, less current portion	1,281,737	932,409
Long-term operating lease liabilities	107,002	90,290
Deferred income taxes, net	47,174	12,728
Other liabilities	59,511	63,508
Total liabilities	2,082,904	1,661,436
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 43,095 and 43,073 shares issued and outstanding as of January 31, 2022 and April 30, 2021, respectively	431	431
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2022 and April 30, 2021	—	—
Additional paid-in capital	536,635	542,737
Retained earnings	471,481	274,535
Accumulated other comprehensive income (loss)	(5,271)	4,759
Total stockholders' equity	1,003,276	822,462
Total liabilities and stockholders' equity	$3,086,180	$2,483,898

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended January 31,
	2022	2021
Cash flows from operating activities:
Net income	$196,946	$71,814
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	86,867	79,904
Amortization of debt discount and debt issuance costs	2,037	2,257
Equity-based compensation	12,461	10,318
(Gain) loss on disposal and impairment of assets	(474)	(529)
Deferred income taxes	(1,740)	(9,645)
Other items, net	5,357	105
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(109,948)	(15,381)
Inventories	(191,103)	(24,391)
Prepaid expenses and other assets	2,215	1,040
Accounts payable	(46,310)	(41,371)
Accrued compensation and employee benefits	3,618	(11,932)
Other accrued expenses and liabilities	20,187	6,307
Cash (used in) provided by operating activities	(19,887)	68,496
Cash flows from investing activities:
Purchases of property and equipment	(33,161)	(17,857)
Proceeds from sale of assets	1,124	1,233
Acquisition of businesses, net of cash acquired	(345,376)	(51)
Cash used in investing activities	(377,413)	(16,675)
Cash flows from financing activities:
Repayments on revolving credit facilities	(823,583)	(102,189)
Borrowings from revolving credit facilities	1,182,774	14,750
Payments of principal on long-term debt	(3,832)	(7,476)
Payments of principal on finance lease obligations	(23,154)	(22,662)
Repurchases of common stock	(17,858)	(2,000)
Proceeds from exercises of stock options	4,024	3,656
Payments for taxes related to net share settlement of equity awards	(2,850)	(807)
Proceeds from issuance of stock pursuant to employee stock purchase plan	2,332	2,076
Cash provided by (used in) financing activities	317,853	(114,652)
Effect of exchange rates on cash and cash equivalents	(590)	2,495
Decrease in cash and cash equivalents	(80,037)	(60,336)
Cash and cash equivalents, beginning of period	167,012	210,909
Cash and cash equivalents, end of period	$86,975	$150,573
Supplemental cash flow disclosures:
Cash paid for income taxes	$61,066	$31,942
Cash paid for interest	35,721	38,114

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31, 2022	% of Total	January 31, 2021	% of Total	January 31, 2022	% of Total	January 31, 2021	% of Total
Wallboard	$415,132	36.0%	$311,122	41.4%	$1,219,789	36.5%	$969,722	41.0%
Ceilings	139,894	12.1%	103,711	13.8%	418,831	12.5%	330,480	14.0%
Steel framing	282,764	24.5%	103,957	13.8%	751,040	22.4%	325,782	13.8%
Complementary products	315,805	27.4%	232,401	31.0%	956,562	28.6%	740,636	31.2%
Total net sales	$1,153,595		$751,191		$3,346,222		$2,366,620

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Net income	$61,383	$16,126	$196,946	$71,814
Interest expense	15,429	13,454	43,830	41,060
Interest income	(40)	(6)	(67)	(57)
Provision for income taxes	21,211	5,709	64,951	23,590
Depreciation expense	13,816	11,371	40,444	36,908
Amortization expense	15,934	14,191	46,423	42,996
EBITDA	$127,733	$60,845	$392,527	$216,311
Stock appreciation expense(a)	1,251	1,446	3,126	2,552
Redeemable noncontrolling interests(b)	182	624	1,085	1,062
Equity-based compensation(c)	3,077	1,877	8,250	6,734
Severance and other permitted costs(d)	273	(83)	669	2,626
Transaction costs (acquisitions and other)(e)	921	664	3,889	789
Gain on disposal of assets(f)	(252)	(1,404)	(474)	(529)
Effects of fair value adjustments to inventory(g)	1,870	—	3,601	—
Gain on legal settlement	—	(1,382)	—	(1,382)
EBITDA addbacks	7,322	1,742	20,146	11,852
Adjusted EBITDA	$135,055	$62,587	$412,673	$228,163

Net sales	$1,153,595	$751,191	$3,346,222	$2,366,620
Adjusted EBITDA Margin	11.7%	8.3%	12.3%	9.6%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

GMS Inc.

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$57,208	$44,448	$(19,887)	$68,496
Purchases of property and equipment	(17,042)	(6,012)	(33,161)	(17,857)
Free cash flow (a)	$40,166	$38,436	$(53,048)	$50,639

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Selling, general and administrative expense	$241,040	$184,844	$685,652	$556,308

Adjustments
Stock appreciation expense(a)	(1,251)	(1,446)	(3,126)	(2,552)
Redeemable noncontrolling interests(b)	(182)	(624)	(1,085)	(1,062)
Equity-based compensation(c)	(3,077)	(1,877)	(8,250)	(6,734)
Severance and other permitted costs(d)	(273)	104	(685)	(2,589)
Transaction costs (acquisitions and other)(e)	(921)	(664)	(3,889)	(789)
Gain on disposal of assets(f)	252	1,404	474	529
Adjusted SG&A	$235,588	$181,741	$669,091	$543,111

Net sales	$1,153,595	$751,191	$3,346,222	$2,366,620
Adjusted SG&A margin	20.4%	24.2%	20.0%	22.9%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains from the sale of assets.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Income before taxes	$82,594	$21,835	$261,897	$95,404
EBITDA add-backs	7,322	1,742	20,146	11,852
Acquisition accounting depreciation and amortization (1)	11,424	9,798	32,553	30,054
Adjusted pre-tax income	101,340	33,375	314,596	137,310
Adjusted income tax expense	24,828	7,510	77,076	30,895
Adjusted net income	$76,512	$25,865	$237,520	$106,415
Effective tax rate (2)	24.5%	22.5%	24.5%	22.5%

Weighted average shares outstanding:
Basic	43,094	42,726	43,106	42,691
Diluted	43,945	43,361	43,937	43,184
Adjusted net income per share:
Basic	$1.78	$0.61	$5.51	$2.49
Diluted	$1.74	$0.60	$5.41	$2.46

(1) Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2) Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.